EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Burlington Coat Factory Warehouse Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting dated August 26, 2005, appearing in the Annual Report on Form 10-K of Burlington Coat Factory Warehouse Corporation and subsidiaries for the year ended May 28, 2005.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

January 9, 2006